Contact:  Michael L. McDonald
Senior Vice President & Chief Financial Officer
703-478-5845
Email: mmcdonald@fairchild.com

FAIRCHILD REPORTS TRADING EXTENSION RECEIVED FROM NYSE.

McLean, Virginia (July 16, 2007) - The Fairchild Corporation (NYSE: FA) reported today that the NYSE agreed to provide the Company with an additional one month trading period under its late filer rules, through August 16, 2007. During the trading extension period provided by the NYSE, the Company expects its Auditors, KPMG LLP, will finalize the audit associated with the restatement of the financial statements through September 30, 2006, so that the Company may issue its Annual Report for the year ended September 30, 2006. In the event that the Company does not complete its September 30, 2006 Form 10-K filing with the SEC by August 16, 2007, due to unforeseen delays, the Company will be permitted to submit additional materials and request a remaining trading period of up to five-months through January 16, 2008. The materials would be reviewed by a Committee of the NYSE, which will make a determination regarding the Company’s continued listing on the NYSE.

About The Fairchild Corporation

The business of Fairchild consists of three segments: PoloExpress, Hein Gericke, and Aerospace. Fairchild's PoloExpress and Hein Gericke business designs and sells motorcycle protective apparel, helmets, and a large selection of technical accessories, for motorcyclists. Together, Hein Gericke and PoloExpress operate 236 retail shops in Germany, the United Kingdom, Austria, Belgium, France, Italy, Luxembourg, the Netherlands, Switzerland and Turkey. Fairchild's aerospace segment is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to operators and aerospace companies providing aircraft parts and services to customers worldwide. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended.  The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.